Exhibit 10.41

Project Agreement

Liverpool School of Tropical Medicine (1)

and

CombinatoRx, Incorporated (2)

and

CombinatoRx (Singapore) PTE. Ltd (3)

Distribution Version 2.0

Liverpool School of Tropical Medicine,

Business/A-WOL Office,

Pembroke Place,

Liverpool L3 5QA

United Kingdom

PROJECT AGREEMENT

Relating to ‘Anti-Symbiotic Treatment of Filariasis Consortium

(Anti-Wolbachia (A-WOL))’ For Assay Development and Combination High Throughput

Screening (cHTS) (“this Project Agreement”)

THIS PROJECT AGREEMENT is made on 8th October 2008

BETWEEN:

(1)	Liverpool School of Tropical Medicine of Pembroke Place, Liverpool, L3 5QA, United Kingdom; (“LSTM”);

(2)	CombinatoRx, Incorporated, 245 First St. 16th Floor, Cambridge, MA 02142, U.S.A, on behalf of itself and its subsidiary, CombinatoRx (Singapore) Pte. Ltd. (“Collaborator”); and

(3)	CombinatoRx (Singapore) PTE. Ltd a company registered in Singapore and being a subsidiary company of CombinatoRx Incorporated, whose principal place of business is 11 Biopolis Way, Helios #08-05, Singapore 138667.

BACKGROUND:

(A)	LSTM and The Foundation (as defined in clause 1.1) have entered into the Award Agreement pursuant to which The Foundation has agreed to award the Grant to LSTM and LSTM has agreed to manage the organisation, development and delivery of the A-WOL Project using a consortium agreement.

(B)	LSTM has substantial knowledge on the target organism (Wolbachia) and host. In particular the culture and propagation of Wolbachia using a cell based in-vitro assay system which will be used to screen the drugs.

(C)	Collaborator is a company with in-house expertise in assay development and cHTS.

(D)	LSTM and Collaborator have entered into the A-WOL Consortium Agreement, an Interim Consortium Agreement dated 25 April 2007 (“Interim Consortium Agreement”) and the IP Agreement for the A-WOL Project.

(E)	The Parties intend to co-operate in the field of assay development and cHTS of novel drug combinations screened against developed HTS assay systems, in the framework of A-WOL Consortium Agreement for the purpose of developing an assay system using a combination of drugs to eliminate the target Wolbachia bacteria organism.

(F)	The Parties acknowledge that The Foundation is providing funding under the Grant in respect of the A-WOL Project on the condition that the activities associated with the A-WOL Project (including the managing of technologies and related patents arising out of the A-WOL Project) are conducted in a manner that is consistent with the Award Agreement, the Global Access Strategy, the Global Access Plan as well as the Charitable Objectives and in furtherance of the A-WOL Project’s scientific objectives contained within the A-WOL Consortium Agreement.

(G)	The Parties have agreed to co-operate with each other in relation to the organisation, development and delivery of the Collaborator Project in accordance with the terms and conditions of this Project Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.	Definitions and Interpretation

1.1	In this Project Agreement, unless the context otherwise requires the following words shall have the following meanings:-

“Award Agreement” means the agreement entered into between LSTM and The Foundation on April 3rd, 2007 in respect of the A-WOL Project, as amended;

“A -WOL” means consortium known as Anti-Wolbachia created by the LSTM with (1) The Institute for Medical Microbiology, Immunology and Parasitology, University Clinic Bonn, Bonn, Germany/Ghana, (2) The Tropical Parasitic Diseases Unit, Northwick Park Institute for Medical Research, Harrow, UK/Gambia. (3) TRS LABS Inc., Athens, GA, USA, (4) Collaborator and (5) New England BioLabs, Ipswich, MA, USA;

“A-WOL Consortium Agreement” means the consortium agreement of that name signed by LSTM and the other A—WOL consortium members effective on 1 January 2008 and signed by Collaborator by way of an accession agreement effective on 1 April 2008 (“Accession Agreement”);

“A-WOL Management Committee” shall have the meaning set out in the A-WOL Consortium Agreement;

“A-WOL Project” means the project entitled ‘Anti-Symbiotic Treatment of Filariasis’ as referred to in the Award Agreement, which will comprise a number of sub-projects including the Collaborator Project;

“Background IPR” shall have the meaning provided in the A-WOL Consortium Agreement, as modified by the IP Agreement;

“Charitable Objectives” mean the charitable goals, principles and objectives of the A-WOL Project which are (i) the prompt and broad dissemination of new scientific information to the scientific community (subject to a limited delay to seek IPR protection if such protection would best facilitate the achievement of the A-WOL Project’s charitable goals) and (ii) to ensure that innovations and related rights are managed in a manner that furthers the objectives of enabling the subsequent accessibility of the developed products and health solutions (with respect to cost, quantity and applicability) by the people most in need within the Disease Endemic Countries;

“Collaborator Project” means the sub-project described in the Complete Project Specification and to be undertaken by the Collaborator under this Project Agreement including without limitation the Collaborator Project Research;

“Collaborator Project Research” means the research involved in the Collaborator Project and as referred to in the Complete Project Specification and any research or activities by the Parties funded whether directly or indirectly, in whole or in part by the Grant;

“Commencement Date” means 1 April 2008;

“Complete Project Specification” means the specification, work plan and budget in respect of the Project detailed in Schedule 1;

“Confidential Information” means any information or materials of a scientific, clinical, experimental, technical or financial nature which relates to the business, research, products, technology, IPR, operations, customers, business partners or finances of a Party or The Foundation and any other information which if disclosed to a third party could adversely affect the other Party or The Foundation and which in each case is either clearly identified as being confidential and/or proprietary at the time of disclosure or which by virtue of its content and nature reasonably ought to be assumed as being confidential and/or proprietary;

“Disease Endemic Countries” shall have the meaning ascribed to it in the A-WOL Consortium Agreement;

“Filariasis” means the parasitic disease caused by any of the thread-like filarial worms including without limitation Wulchereria bancrofti, Brugia malayi, Brugia timori and O. volvulus;

“Foreground IPR” shall have the meaning provided in the A-WOL Consortium Agreement, as modified by the IP Agreement;

“Global Access Plan” means the global access plan in respect of the A-WOL Project detailed in A-WOL Consortium Agreement;

“Global Access Strategy” means the global access strategy in respect of the A-WOL Project detailed in the A-WOL Consortium Agreement;

“Grant” means the project support financial grant awarded by the LSTM to the Parties in support of the A-WOL Project;

“IP Agreement” means the Co-Ownership Agreement Relating to Intellectual Property Rights, of even date entered into by LSTM and the Collaborator and being effective on 1 April 2008;

“IPR” shall have the meaning provided in the A-WOL Consortium Agreement, as modified by the IP Agreement;

“Onchocerciasis” means the parasitic disease caused by the parasitic filarial worm O. volvulus;

“Parties” shall collectively mean each of the parties to this Project Agreement as applicable and “Party” shall mean any one of them as applicable;

“Product” shall have the meaning set forth in the A-WOL Consortium Agreement;

“Project Agreement” means this agreement and all its schedules as amended from time to time. Schedule 1 (Complete Project Specification), Schedule 2 (Provisions Relating to the Award Agreement), Schedule 3 (Contact Details) and Schedule 4 (Reporting Accounting and Payment Schedule) are hereby incorporated into this Project Agreement by this reference. Unless expressly specified within a Schedule all capitalised terms in the schedules shall have the same definition as provided in this Project Agreement;

“The Foundation” means the Bill & Melinda Gates Foundation;

“Wolbachia” means the bacteria of the genus Wolbachia which are intracellular bacteria and endosymbionts of filarial nematodes.

1.2	Headings in this Project Agreement are for ease of reference only and do not affect the interpretation of this Project Agreement. References to clauses and Schedules are references to clauses in and Schedules to this Project Agreement, references to the singular includes the plural and vice versa and references to ‘including’ and similar expressions shall be interpreted without limitation.

1.3	The Schedules and the documents annexed to the Schedules shall form part of this Project Agreement to the extent described herein and in the event of any conflict between the provisions of this Project Agreement and the Schedules and/or those documents the provisions of this Project Agreement shall prevail (except in the case of the Global Access Strategy and Global Access Plan contained within the A-WOL Consortium Agreement).

2.	Structure of the Project

2.1	The aims and objectives of the Collaborator Project, and the work to be carried out by each Party, are described in detail in the Complete Project Specification in Schedule 1 and the Global Access Plan contained within the A-WOL Consortium Agreement.

2.2	The operation of the A-WOL Management Committee of the A-WOL Project is outlined in the A-WOL Consortium Agreement. Collaborator shall be represented on the A-WOL Management Committee by one duly appointed employee, for the purpose of managing the performance and progress of the Collaborator Project, reviewing the inventions arising thereof, and reporting to LSTM in respect of the Collaborator Project. Collaborator understands that its representative is to be guided by the goals of achieving both the A-WOL Project’s (as defined in the A-WOL Consortium Agreement) scientific objectives as well as the Charitable Objectives. Management of the Collaborator Project with Collaborator shall be in accordance with this Project Agreement and having particular regard to the Charitable Objectives. Collaborator shall be responsible for:

a.	appointing a Collaborator Project co-ordinator who will be the primary contact between LSTM and A-WOL;

b.	meeting (de visu or via telecommunication means) every quarter if needed and at least once every six (6) months;

c.	approval of all the formal technical and progress reports that are submitted to LSTM in accordance with Schedule 4;

d.	identification and appointment of any new members of the Collaborator Project team;

e.	assisting with the decision making and technical direction of the Collaborator Project, including the updates and revisions that are required for the Complete Project Specification, and Global Access Plan contained within the A-WOL Consortium Agreement; and

f.	reporting the creation of IPR to the A-WOL Management Committee and discussing the steps to be taken to protect IPR in accordance with the A-WOL Consortium Agreement and the IP Agreement.

2.3	The Collaborator Project and this Project Agreement (including the Complete Project Specification) will be reviewed annually and at such other times as may be reasonably necessary taking into account all applicable circumstances by the Parties and the A-WOL Management Committee. All changes or updates which may be necessary in respect thereof will be subject to the agreement of the Parties in writing in accordance with clause 12.1 and shall be referred to the A-WOL Management Committee for ratification prior to any such changes or updates coming into effect.

3.	The Parties’ general performance obligations

3.1	The Parties each agree to perform the Collaborator Project in accordance with this Project Agreement, the A-WOL Consortium Agreement, the IP Agreement and all other applicable terms of reference and documents referred to herein.

3.2	The Parties shall take all reasonably necessary measures to perform and fulfil, promptly and in due time, all their obligations in respect of the Collaborator Project (including the performance of activities and delivery of deliverables under the Complete Project Specification) so that the Collaborator Project is carried out in accordance with clause 3.1. In doing so and without prejudice to the generality of the foregoing, each Party shall:

3.2.1	act with reasonable skill, care and diligence and in a professional manner;

3.2.2	employ, engage and use suitably skilled and appropriately experienced, trained and qualified personnel;

3.2.3	provide and contribute all time, resources (including human, material and intellectual resources), equipment and facilities which may be reasonably necessary for that purpose;

3.2.4	use its reasonable efforts to ensure that the results of the Collaborator Project are obtained and the purpose of the Collaborator Project is satisfied;

3.2.5	notify each other promptly and without unreasonable delay in the performance of the Collaborator Project or of any relevant factors or events that may materially impact or affect the Collaborator Project and/or the A-WOL Project (as appropriate) or its progress;

3.2.6	ensure the accuracy of any deliverables, information, reports or materials it supplies pursuant to this Project Agreement;

3.2.7	act at all times reasonably, in good faith, in accordance with good business ethics and in a manner that reflects and does not harm or damage, whether by way of any act, omission or statement, the good name, goodwill and reputation of the Parties, the A-WOL Consortium members and/or The Foundation;

3.2.8	comply with all applicable laws and regulations in connection with all its activities in respect of the Collaborator Project; and

3.2.9	keep each other reasonably well informed of its activities and progress in respect of the Collaborator Project and all material information related thereto from time to time and promptly and without unreasonable delay following any request.

For the avoidance of doubt, whilst the Parties will use all reasonable endeavours to perform the Collaborator Project according to the Complete Project Specification they do not guarantee that the work carried out will lead to any particular result nor is the success of such work guaranteed.

3.3	Each Party warrants and represents that it has all necessary rights, powers and authority to enter into this Project Agreement, perform its obligations hereunder and grant all rights which are granted by it under and pursuant to this Project Agreement.

4.	Provisions relating to the Award Agreement

4.1	LSTM is required by the Award Agreement to impose a number of obligations and restrictions relating to best practice upon all participants involved in the A-WOL Project, which are reflected in the provisions of this Project Agreement and/or are set out in Schedule 2, and the Parties agree to use all reasonable endeavours to comply with all such obligations and restrictions.

5.	Financial Provisions, Indemnification and Liability

5.1	LSTM will make payments to Collaborator according to the actual costs which the Collaborator incurs in respect of the Collaborator Project in accordance with the budgets contained in Schedule 4. If Collaborator is to incur actual costs wholly, properly and reasonably incurred as a result of the Collaborator Project in respect of any period which are in excess of such budgeted costs for that period and Collaborator wishes to subsequently receive payments in respect of such excess, Collaborator must obtain the prior written approval of LSTM in respect of such excess.

5.2	LSTM will make such Grant payments calendar quarterly in advance subject to:

5.2.1

having received the accounts and reconciliation referred to in clause 6.2 in respect of the calendar quarter preceding the previous calendar quarter (so that, for example, LSTM will not make a Grant payment on 1st July in respect of the calendar quarter running from 1st July to 30th September until it has received the accounts and reconciliation referred to in clause 6.2 in respect of the calendar quarter running from 1st January to 31 st March); and

5.2.2	adjusting such payments to allow for reconciliation of actual and budgeted costs.

5.3	The payments made to Collaborator and interest earnings thereon can be used by the Collaborator and approved sub-contractors appointed under clause 12.3 solely for the purposes of the Collaborator Project.

5.4	Grant payments by LSTM shall be made in US Dollars (US$).

5.5	Grant payments by LSTM shall be made by direct credit transfer to the Collaborator’s bank account, details of which it shall provide to LSTM in advance. The Collaborator shall provide to LSTM appropriate invoices in respect of each such Grant payment in accordance with LSTM’s reasonable instructions.

5.6	LSTM may deduct and withhold from Grant payments the costs associated with such transfers in clause 5.5 above and any other sums which LSTM is required by applicable law to deduct or withhold and the Collaborator shall bear the entire risk associated with any fluctuations in foreign exchange rates.

5.7	LSTM shall have no liability to transfer any Grant payments until they are received by it from The Foundation.

5.8	Except for any Grant payments which may be due to it pursuant to this Project Agreement, each Party shall bear all of its own costs, expenses, risks and liabilities in connection with this Project Agreement including the preparation and negotiation of this Project Agreement.

5.9	The Collaborator agrees that LSTM shall have no liability for or in respect of any refunds of Grant payments by the Parties which may be required in accordance with this Project Agreement or by The Foundation in accordance with the Award Agreement. LSTM shall notify in writing the Collaborator promptly upon its knowledge of any such requirements for refunds.

5.10

Subject to Clause 18 of the IP Agreement (Indemnity), Collaborator agrees to defend and hold LSTM harmless, to the fullest extent permitted by applicable law, from and against any and all liability, loss, damages, costs or expenses (including reasonable legal fees and disbursements) (“Losses”) incurred by LSTM as a result of any claims (including claims for injury or damages) or demands brought or made against LSTM by

The Foundation (including pursuant to any indemnification provisions contained in the Award Agreement) or any third parties arising out of or resulting from any acts or omissions of the Collaborator or of any of its officers’, agents’, employees’, contractors’ or sub-contractors’ breach of its obligations hereunder, gross negligence or willful misconduct; provided, however, that Collaborator shall have no obligation to indemnify, defend or hold LSTM harmless for any Losses that are the result of the negligence or wilful misconduct of LSTM or of another party to the A-WOL Consortium Agreement.

5.11	In no event shall LSTM have any liability to Collaborator at any time in excess of the amount of Collaborator’s allocation of the Grant which is due and payable to Collaborator from LSTM in accordance with this Project Agreement on or before that time.

5.12	Each Party must maintain at its own expense throughout the duration of this Project Agreement either appropriate insurance policies as required by its institution or governing body (if applicable) or appropriate self insurance if permitted by its institution or governing body (if applicable) which, in each case, must cover such Party’s potential liabilities under this Project Agreement and professional, public and employer’s liability risks. Each Party must give any other Party evidence of those insurance policies or such self insurance if such other Party seeks such evidence in writing.

6.	Reporting, Assistance and Records

6.1	Each Party will provide the deliverables, accounts and information set out in the Complete Project Specification (Schedule 1) and the Reporting, Accounting and Payment Schedule (Schedule 4).

6.2	Each Party agrees to maintain detailed and accurate accounting records both during and for at least six (6) years after the term of this Project Agreement (or, if longer, for at least seven (7) years from the end of the financial year in which any such accounting records were created) to enable expenditure of the Grant funds received by it to be verified. Such accounting records of any Party must be sufficient to explain its material financial transactions relating to the Collaborator Project so that the financial position of that Party at any time in connection with the Collaborator Project can easily be ascertained.

6.3	Collaborator will throughout the periods of time referred to in clause 6.2 make its accounting records available for inspection – subject to appropriate confidentiality undertaking not less strict than those contained herein—by LSTM, The Foundation and/or their designated representatives or accountants upon reasonable written notice during mutually agreeable business hours and permit LSTM and/or The Foundation to monitor and conduct an evaluation of operations relating to the Collaborator Project. Such inspection may include a visit by LSTM and/or The Foundation’s personnel or designee to observe its activities, program, trial protocols, a discussion of the program with Collaborator’s staff, and a review of financial and other records connected with the Grant, subject to reasonable prior written notice and not exceeding five (5) days a year.

7.	IPR

7.1	All matters regarding IPR are detailed in the A-WOL Consortium Agreement and the IP Agreement.

8.	Publication, Grant Announcements and Publicity

8.1	The Parties shall comply with the obligations and restrictions regarding publications related to the Collaborator Project as part of the A-WOL Project as set out in the A-WOL Consortium Agreement.

8.2	If Collaborator wishes to publicise by any means its participation in the A-WOL Project and/or the Collaborator Project it must follow the process for scrutiny of publications set out in the A-WOL Consortium Agreement.

8.3	Under no circumstances may Collaborator make any implication to investors, media or the general public that The Foundation supports its activities, except as required by applicable law.

8.4	The Parties acknowledge that The Foundation and LSTM may make information about the Grant public at any time, subject to the confidentiality provisions of the A-WOL Consortium Agreement.

9.	Term and Termination

9.1	This Project Agreement shall come into effect on the Commencement Date and this Project Agreement shall continue thereafter until it is terminated in accordance with this clause 9. The consequences of any termination are addressed in the A-WOL Consortium Agreement.

9.2	This Project Agreement will automatically terminate upon the expiry or termination of:

9.2.1	the Award Agreement;

9.2.2	the whole of the A-WOL Consortium Agreement;

9.2.3	Collaborator’s involvement under the A-WOL Consortium Agreement; and/or

9.2.4	the withdrawal of the Grant by The Foundation.

9.3	This Project Agreement can be terminated at any time subject to mutual agreement of the Parties in writing.

9.4	This Project Agreement may be terminated with immediate effect by a Party (“Terminating Party”) upon the giving of a written notice of termination to that the other Party:

9.4.1	if the other Party is in persistent and/or material breach of this Project Agreement and fails to remedy the same within thirty (30) days of being notified in writing to do so by the Terminating Party; or

9.4.2	if an order is made or a resolution passed for the winding up of the other Party (other than voluntarily for the purpose of solvent amalgamation or reconstruction), or if the other Party goes into liquidation, or if an administrator, administrative receiver or receiver is appointed in respect of the whole or any part of the other Party’s assets, or if the other Party makes an assignment for the benefit of or composition with its creditors generally, or threatens to do any of these things, or if anything in any other jurisdiction happens in respect of the other Party which is similar to any of the foregoing, or if that other Party ceases to carry on business.

9.5	A Party may terminate its participation in this Project Agreement on expiration of not less than six (6) months’ prior written notice of such termination and the reasons for it (such as commercial or regulatory considerations, or disagreement with any substantial terms of a future phase of the Collaborator Project according to clause 2.3) to the other Party.

9.6	Any expiry or termination of this Project Agreement shall not affect any accrued rights or liabilities of a Party nor the coming or continuance in force of any provisions of, and the Parties’ obligations under clauses 5, 6, 7, 8, 9, 10, 11 and 12 of this Project Agreement which are expressly or by reasonable implication intended to come into or continue in force on or after such expiry or termination; except that in the case of termination for breach, the breaching Party hereunder shall not retain its accrued rights but shall remain bound by its accrued obligations.

9.7	Upon any expiry or termination of this Project Agreement, Collaborator shall promptly refund to LSTM any Grant funds previously received by it which have not been spent or committed by it in accordance with this Project Agreement.

10.	Confidentiality

10.1	For the term of this Project Agreement and ten (10) years thereafter, each Party shall not disclose or permit the disclosure of any Confidential Information of the other Party, nor shall a Party use any Confidential Information of the other Party for any purpose other than this Project Agreement and/or the A-WOL Consortium Agreement.

10.2	Each Party shall ensure that any of its staff, employees and/or officers who have access to the Confidential Information are bound by a duty of confidentiality and properly informed of their obligations under this Project Agreement.

10.3	This clause 10 shall not apply in respect of any information which the receiving Party can prove:

10.3.1	to have been known (without being subject to any confidentiality obligations) to the receiving Party at the time of receipt, as evidenced by dated written records;

10.3.2	was in the public domain or generally known to the public at the time of its disclosure to the receiving Party or which subsequently becomes part of the public domain in any manner other than by violation of the terms of this Project Agreement;

10.3.3	is received from other sources without any breach of any obligations regarding the preservation of the confidentiality thereof;

10.3.4	is confirmed in writing by the disclosing Party prior to disclosure by the other Party to not be subject to this clause 10;

10.3.5	by documentary evidence, to have been independently developed by the receiving Party outside of this Project Agreement; or

10.3.6	the receiving Party is required to disclose by law or by governmental, regulatory or judicial body or authority of competent jurisdiction provided that the receiving Party shall give the disclosing Party as much prior notice thereof as reasonably practical prior to disclosure and the receiving Party shall use reasonable efforts to limit the disclosure as far as it is legally entitled to and shall provide such assistance as the disclosing Party may reasonably request for such purpose; or

10.3.7	is agreed to be published as provided hereunder.

10.4	Each Party shall return to the other Party that other Party’s Confidential Information and any copies, summaries and/or extracts thereof promptly following receipt of a request to do so from that other Party in writing and in any case upon the expiry or termination of this Project Agreement and shall not retain any copies thereof other than solely for the purpose of performing its obligations under this Project Agreement and exercising the rights and licenses granted to it under this Project Agreement.

10.5	The Parties agree that money damages will not be a sufficient remedy for any breach of this clause 10 by the other and Collaborator or LSTM, as the case may be, shall be entitled, in addition to money damages, to specific performance and injunctive relief and any other appropriate equitable remedies for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this clause 10 but shall be in addition to all other remedies available at law or in equity.

11.	Dispute Resolution

11.1	All matters regarding dispute resolution are detailed in the A-WOL Consortium Agreement, as modified by the Accession Agreement entered into between the Parties on even date.

12.	General

12.1

Communications between the Parties shall be addressed to each other for the attention of the personnel or departments (as applicable) indicated in Schedule 3. Any formal notice given by any Party to any of the others pursuant to this Project Agreement (including notices referred to in clause 9) shall be in writing addressed to any such other Party at its address set out above or such other address as may either be set out in Schedule 3 or as may have been notified pursuant to this clause to the Party giving the notice. Any notice, consent, approval, agreement or other document required under this Project Agreement shall, in the absence of any express provision to the contrary shall be in writing in the English language and shall be deemed to have been duly given if left at or sent by hand or by registered post (or airmail as appropriate) or by fax to a

Party at the address set out at the beginning of this Project Agreement for such Party or such other address as one Party may from time to time designate by written notice to the other and will be deemed to have been received by the other Party; (i) two (2) Working Days following the date of dispatch if the notice or other document is sent by registered post, or (ii) seven (7) Working Days following the date of dispatch if the notice or other document is sent by registered airmail post, or (iii) simultaneously with the delivery if sent by hand, or (iv) simultaneously with transmission if sent by fax provided that the sending transmitting party keeps a copy of a transmission report illustrating successful transmission to the appropriate fax number.

12.2	This Project Agreement supersedes any prior written or oral agreements, arrangements and undertakings between the Parties relating to the subject matter of this Project Agreement and shall, together with the Schedules hereto and the AWOL Consortium Agreement with the Schedules thereto, the Accession Agreement, the Interim Consortium Agreement and the IP Agreement constitute the entire agreement and understanding between both the Parties relating to its subject matter. No addition to or modification of this Project Agreement (including the Schedules) shall be binding upon the Parties unless made by an authorised representative of the Parties in writing. The Parties shall act reasonably in implementing any additions or modifications which may be required by The Foundation. Each Party confirms it has not entered into this Project Agreement on the basis of any representations that are not expressly incorporated in this Project Agreement provided that nothing in this Project Agreement purports to exclude liability for any fraudulent statement or act.

12.3	Subject to Clause 12.4, no rights or obligations of a Party arising under this Project Agreement may be assigned, transferred, sub-licensed, sub-contracted or otherwise delegated in whole or in part to any third party without the prior written approval of the other Party. In the event that a Party assigns, transfers, sub-licenses, sub-contracts or otherwise delegates to a third party as aforesaid it shall remain fully responsible and liable for the acts and omissions of any such third party in respect of the Project.

12.4	In the event that the LSTM should re-organise the management of its portfolio so as to create a new legal entity for the management of the A-WOL Project, LSTM may transfer this Project Agreement and all its associated rights and responsibilities to such a new entity.

12.5	Nothing in this Project Agreement shall constitute or imply a partnership, joint venture, agency, employment or other relationship between the Parties other than the contractual relationship expressly provided for in this Project Agreement, and the A-WOL Consortium Agreement, the Accession Agreement, the Interim Consortium Agreement and the IP Agreement and neither Party shall hold itself out or act in such a way as may give that impression (including by using the other Party’s name) or do anything to bind or create any obligation or responsibility upon the other Party without the other Party’s prior written approval.

12.6	No delay or failure by a Party to exercise or enforce any right, power or remedy under this Project Agreement shall constitute or operate as a waiver of that right, power or remedy or any other right, power or remedy under this Project Agreement or operate so as to prevent the subsequent exercise or enforcement of any such right, power or remedy. Any waiver must be made by the waiving Party in writing to be effective.

12.7	If any term of this Project Agreement shall become or be declared illegal, invalid or unenforceable for any reason whatsoever it shall not affect the other provisions of this Project Agreement provided always that if any such deletion substantially affects or alters the basis of this Project Agreement the Parties shall amend the terms of this Project Agreement as may be necessary in the circumstances.

12.8	Any claim or legal proceedings brought against a Party in relation to this Project Agreement shall be governed by the law of England and Wales and subject to clause 11 hereto, the Parties hereby submit to the exclusive jurisdiction of the Courts of England.

12.9	This Project Agreement may be executed in one (1) or more counterparts by the Parties, each of which, when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument, provided that this Project Agreement shall be of no force and effect until the counterparts are exchanged. Signatures may be exchanged by facsimile or electronic means with original signatures to follow by post. Each of the Parties agrees to be bound by its own facsimile or electronic form signature and that is accepts the facsimile or electronic form signature of the other party.

IN WITNESS WHEREOF duly authorised representatives of the Parties have signed this Project Agreement

Signed for and on behalf of Liverpool School of Tropical Medicine

/s/ S. A. Ward
Signature S. A. Ward Name Deputy Director Title 10/3/2008 Date
Signed for and on behalf of CombinatoRx, Incorporated

/s/ Alexis Borisy
Signature Alexis Borisy Name President and CEO Title 10/8/2008 Date
Signed for and on behalf of CombinatoRx (Singapore) PTE. Ltd.

/s/ Ralf Altmeyer
Signature Ralf Altmeyer Name President, CRx-SG Title 10/8/2008 Date

Schedule 1

Complete Project Specification

[Omitted]

Schedule 2

Provisions relating to the Award Agreement

(a)	Anti-Terrorism. Each Party confirms that it is familiar with the U.S. Executive Orders and laws that prohibit the provision of resources and support to individuals and organisations associated with terrorism and the terrorist related lists promulgated by the U.S. Government, the United Nations, and the European Union. Each Party confirms that it will take reasonable precautions to ensure that none of the Grant funds will be used in support of or to promote violence, terrorist activity or related training, whether directly through its own activities and programs, or indirectly through its support of, or cooperation with, other persons and organisations known to support terrorism or that are involved in money laundering activities.

(b)	Compliance by all Parties. Each Party warrants and represents that it has or will obtain all necessary regulatory and governmental licenses required for it to pursue the Project.

(c)	Primary Grantee Compliance. Each Party acknowledges that pursuant to the provisions of the Award Agreement, if The Foundation is not satisfied with the progress of the Project or the content of any written report, The Foundation reserves the right at its discretion to cancel all or part of the Grant, discontinue funding the Project and request that all or part of any unspent and uncommitted Grant funds previously distributed to LSTM or it by or on behalf of The Foundation are returned to The Foundation. Expiration or termination of all or part of the Grant will not affect any rights or obligations which have accrued prior thereto.

(d)	Research Practice Assurances - Coverage for all sites. As a term and condition of the Grant, each Party agrees for each venue in which any part of the Project is conducted by it to comply with, assure and gain timely, appropriate prior approval for all activities subject to regulation and/or other types of required assurances or legal requirements. Such regulated activities include things such as: research involving human subjects, clinical trials, including management of data confidentiality, research involving animals; research using substances or organisms classified as Select Agents by the U.S. Government; use or release of genetically modified organisms; use of recombinant DNA; and/or use of any organism, substance or material considered to be a biohazard, including adherence to all applicable standards for transport of specimens, both locally and internationally, as appropriate. As applicable, regulated activities and their documentation are to be conducted under the relevant international, national, and local standards. Documentation of research practices should be consistent with the need to establish corroborated dates of invention and reduction to practice with respect to inventions where this is relevant.

(e)	Research Practice Assurances - Institutional Review Board (IRB) Approval. For research involving human subjects as a condition of the Grant each Party agrees that the appropriate IRBs and ethical committees will review and approve all final protocols prior to enrollment of the first subject in respect of the Project. No Grant funds may be expended to enroll human subjects until appropriate regulatory and ethical bodies’ approvals are obtained. A similar provision applies to Institutional Animal Care and Use Committee approval of studies involving animals, and Institutional Biosafety Committee for biohazards and recombinant DNA. Each Party agrees to provide prompt notice to LSTM and The Foundation if the facts and circumstances change for any of the topics listed.

(f)	Research Practice Assurances - Provision of Care for Human Subjects Research. By accepting the Grant, in keeping with “Good Clinical Practice” standards, each Party agrees to disclose to applicable subjects and the IRBs what care and/or referrals will be available through participation in the Project. Institutional policies regarding what care will be provided to personnel who are injured as a result of their work on the Project should be similarly developed, approved and implemented with notice to the employees.

(g)	Research Practice Assurances - Good Clinical Practices. Each Party agrees to conduct clinical trials associated with the Project under the generally accepted principles of “Good Clinical Practices” as defined by the International Conference on Harmonization (ICH)-E6 and incorporated, for example, by the United States Food and Drug Administration (FDA) or the European Agency for the Evaluation of Medicinal Products (EMEA). Each Party acknowledges and agrees that it will have full responsibility to LSTM and The Foundation for all compliance, safety, monitoring and audit requirements of the relevant regulatory agencies, for all of its sites included in the Project

Schedule 3

Contact Details

Address:

CombinatoRx Inc

245 First Street

16th Floor

Cambridge

Massachusetts 02142

USA

Tel: 617 301 7000

Fax: 617 301 7010

CombinatoRx Inc

11 Biopolis Way

Helios #08-0506

Singapore

SGP 138667

DID (Direct Inward Dialling)

Tel (DID): + 65 6773 7915

Tel: +65 6773 7915

Fax: +65 6775 9857

Formal notices

Jason F. Cole, Esq.:

Tel: 617 301 7035

e-mail: jcole@combinatorx.com

General Project related communications

Indira Umareddy: Based in Singapore

Tel: DID +65 6773 2052

Tel: 65 924 87716

e-mail: iumareddy@combinatorx.com

Ralf Altmeyer: Based in Singapore

Tel: DID +65 6773 7905

Tel: +65 93380698

e-mail: raltmeyer@combinatorx.com

Communications relating to Financial Matters

Joanne Tan: Based in Singapore

Tel: +65 6773 7902

e-mail: jtan@combinatorx.com

Joe Pucek: Based in Cambridge

Tel: +617 301 7086

e-mail: jpucek@combinatorx.com

Schedule 4

Reporting Accounting and Payment Schedule.

The reports are requested on a quarterly basis by the financial officer at LSTM. The time lines are outlined below:

Quarterly period	Report requested
April – June	August
July – September	November
October – December	February
January – March	May

Budget for the Collaborator Project has been allocated. The annual budget for Collaborator (Activity 3) is listed below – figures are in US dollars (US $)

Consortium member	Year 1	Year 2	Year 3	Year 4	Year 5	Total allocated
CombinatoRx	$690,000	$862,500	$862,500	$862,500	$690,000	$3,967,500